Exhibit 99.2
FINAL TRANSCRIPT
SAFM — Q2 2007 Sanderson Farms Earnings Conference Call
Event Date/Time: May. 24. 2007 / 11:00AM ET
C O R P O R A T E P A R T I C I P A N T S
Joe Sanderson
Sanderson Farms, Incorporated — CEO
Mike Cockrell
Sanderson Farms, Incorporated — CFO
Lampkin Butts
Sanderson Farms, Incorporated — President and COO
C O N F E R E N C E C A L L P A R T I C I P A N T S
Christine McCracken
Cleveland Research Company — Analyst
Farha Aslam
Stephens, Inc. — Analyst
Oliver Wood
Stifel Nicolaus — Analyst
John Evans
Shareholder
John Kohler
Oppenheimer and Company — Analyst
Jeff Lindroth
Shareholder
Scott Greeter
Shareholder
Pablo Zuanic
JPMorgan — Analyst

Operator
Please stand by. We are about to begin. Good day, and welcome to the Sanderson Farms, Inc. second quarter conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I’d like to turn the call over to Mr. Joe Sanderson.Please go ahead, sir.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Thank you. Good morning and welcome to Sanderson Farms second quarter conference call. Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, our Chief Financial Officer, are with me this morning. We issued a news release this morning announcing earnings of $26.9 million or $1.33 per fully diluted share for our second fiscal quarter of 2007. This compares to a net loss of $16.6 million or $0.83 per share during last year’s second quarter. I will begin the call with some brief comments about general market conditions and the Company’s operations. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter. Before we make any other comments, I’ll ask Mike to give the cautionary statements regarding forward-looking statements.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Thank you, Joe, and good morning. As always, this morning’s call will contain forward-looking statements about the business, financial condition and prospects of it. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our most recent annual report on Form 10-K and in the Company’s quarterly report on Form 10-Q filed with the SEC this morning in connection with our second fiscal quarter ended April 30, 2007.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Thank you, Mike. Three significant factors drove our financial results during the second fiscal quarter. First, as Lampkin will describe in specific detail in a moment, the markets for all parts of the chicken improved significantly during the quarter. Market prices across the board were higher when compared with our second quarter last year and when compared with our first quarter this year. Second, we had 10% more pounds of poultry products to leverage into these improving markets than during last year’s second quarter as a result of increased production at both our Moultrie, Georgia and Collins, Mississippi plants. Finally, our costs for corn and soybean meal were significantly higher than last year. The markets for both corn and soybean meal have remained high and volatile, and we expect that trend to continue through our fiscal year and into next year. The March planning intentions report was positive from my perspective for the price of corn. In addition, recent planning progress reports and Crop Condition reports indicate that the crop is getting into the ground on schedule, which moved the price of corn lower last week. The volatility in the grain markets does not surprise us and we continue to believe that (technical difficulty) such that there remains a significant risk of corn going higher through the summer. Because demand for corn from methanol producers has significantly lowered the expected carryout of corn, any weather event this summer that threatens the yield or quality of this year’s corn crop could trigger a run-up in the price of corn. With respect to soybean meal, the planning intentions and planning progress reports would indicate that there should be an ample supply of soybean meal. However, prices have tended to move more in sympathy with corn prices than based on fundamentals, and we expect volatility in the soybean meal market as well. The bottom line continues to be that feed ingredients cost will be significantly higher in fiscal 2007 than during fiscal 2006. We reported in February that we had bought and priced our corn needs through July, and we have now priced much of our needs into the fourth fiscal quarter for both corn and soybean meal. Based on what we have priced to date and assuming that we can price the rest of our needs through the end of the fiscal year at today’s prices, our feed ingredients cost based on 2006 volumes would be approximately $113 million more this fiscal year than last year. While our costs will be higher, our second quarter results reflect the ability of the chicken market to offset higher costs. Market prices began moving higher in December and January in reaction to production cuts, and moved higher throughout our second quarter. We are mindful that egg sets have moved up over the last few weeks; while the higher egg sets versus a year ago reflect production cuts that were in place last year, they are also higher in absolute numbers. I’m pleased to report that construction of our Waco facility is on schedule to begin processing in August. We have greater stock on the ground now and we set eggs in the new Waco hatchery this past Tuesday. We expect to reach full production in Waco during the summer of 2008. The additional production at Waco will allow the Company continuous pattern of growth for 2009. At this point I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.

Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Thank you, Joe, and good morning. As Joe mentioned, overall market prices for poultry products were higher during the quarter when compared to our second quarter last year and when compared to our first quarter this year. The average Georgia dock price during our second quarter was 11.9% higher than last year’s second quarter. Averaging $0.764 per pound during the quarter compared to $0.683 per pound average last year. The Georgia dock price for this week is $0.8025 per pound which compares to $0.6825 per pound for the same week last year. Bulk leg quarter prices were significantly higher for the quarter compared to last year’s second quarter, increasing more than 125% reflecting strong export demand. While export volume to Russia was actually lower by 27% during the first calendar quarter of the year, overall exports were up 2.2% compared to last year. Much of the increase came from China, which imported 78% more chicken products during the first calendar quarter compared to a year ago, and bought the same volume of product as Russia. Bulk leg quarter prices averaged $0.413 per pound during our second quarter this year versus $0.184 per pound during last year’s second quarter. Leg quarters are currently trading for $0.45 per pound. Prices for jumbo wings were strong during our first fiscal quarter and have continued to be strong during the spring. Jumbo wings averaged $1.15 per pound, up 44% from the average of $0.80 during last year’s second quarter. Wing prices typically fall after Super Bowl week, but have remained strong this spring, reflecting good demand from distributors and casual dining customers. The market price for jumbo wings remains above $1 per pound, which is a good price for this time of year. Boneless breast prices rose sharply during our first quarter, increasing by 49.2% when compared to the second quarter a year ago. Boneless breast averaged $1.62 per pound during the second quarter and today the market for boneless is $1.68 per pound. Market prices for boneless have softened in the last two weeks and the current price is below the high of $1.77 two weeks ago. The result of these market price increases was a significant increase in our sales price per pound for poultry products sold. Our net sales price per pound for poultry products increased $0.186 per pound when compared to last year’s second quarter, and $0.139 per pound when compared to this year’s first quarter. These increases represent a 38.1% increase over last year’s second quarter and a 26.1% increase over this year’s first quarter. While chicken prices were higher during our second quarter when compared to last year’s second quarter, our cost for feed grains were much higher. The cost for corn delivered during the second quarter increased 66.4% compared to our second quarter last year. Soybean meal costs increased 17.5% during the quarter. The average cost of feed and [flocks] sold increased 31.1% during the quarter compared to last year’s second quarter. Our operating performance during the quarter was strong and our volume reflected the increase in live weights at our Collins, Mississippi plant implemented during last year’s second quarter and the full production at Moultrie, which was achieved last fall. We sold 475 million pounds of poultry during the second quarter, a 10% increase over the 433 million pounds sold during last year’s second fiscal quarter. We continue to expect an increase of approximately 12% in pounds processed during fiscal 2007 compared to 2006. This increase will come as we annualize the Moultrie growth, annualize the increased live weights at Collins, and run at full production in Collins. The Collins expansion is now complete and our pounds processed during the third quarter will reflect the 125,000 additional head per week at that Big Bird deboning plant.
Performance at our prepared foods division during the second quarter was affected by the higher cost of chicken meat, a principal raw ingredient at that plant. Volume was up at the plant, reflecting the new high-speed equipment and the marination capability we installed last year, as well as sales growth at the plant. Looking ahead, we remain confident that we will continue to improve our operating performance and sales execution. The new Moultrie plant has open markets for retail customers in the Southeast, and market prices for chicken have steadily improved for the product mix we produce. While we still have significant opportunities in sales, we expect better performance from sales during our third quarter. I am also looking forward to completing our new project in Texas. That plant will likewise position the Company to pursue new markets and new sales opportunities. At this point, I’ll turn the call over to Mike Cockrell, Chief Financial Officer.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Thank you, Lampkin. Our financial results during the second quarter reflected the improved market environment described by Joe and Lampkin during the quarter. Net sales for the quarter totaled $360.5 million, and that’s up 50% from the $239.1 million during the same quarter a year ago. The $1.33 earnings per share during the quarter compares to an $0.83 per share lost during last year’s second quarter. Our cost of sales for the three months ended April 30, 2007 as compared to the same three months a year ago increased 20.9%. The increase is a result of the 10% increase in pounds of poultry products sold during the first quarter compared to a year ago, as well as the significantly higher feed costs incurred by the Company. As Lampkin mentioned, feed costs and flocks sold increased 31.1% over last year’s second quarter. And feed costs accounted for 40.4% of our cost of goods sold during the quarter. SG&A expenses for the second fiscal quarter of 2007 were down $1.4 million to $13 million when compared to the $14.4 million a year ago. SG&A expenses during our third fiscal quarter will continue to reflect administrative costs associated with the construction and startup of our new Texas facility. Startup cost and Waco booked as SG&A expenses totaled $1 million during the second fiscal quarter and we expect those costs to be approximately $1.8 million during our third quarter. These costs include (technical difficulty) [training,] salaries and related expenses that will not be booked as cost of goods sold until the plant begins operations in August. These costs had been offset, however, by lower advertising cost. Our interest expense increased from $560,000 to $1.3 million during the quarter, reflecting higher outstanding debt. And that was offset by the capitalization of $826,000 of interest to the cost of our Waco construction projects. The Company’s effective tax rate for the three and six months ended April 30 was 36.7% and 36.5%, respectively. The lower effective tax rate reflect the benefit of certain state tax credits negotiated by the Company in connection with this recent expansion in Georgia, and the benefit of certain federal income tax credits available as a result of the impact of Hurricane Katrina on the Company. The effective tax rate for the full fiscal year could differ from the current estimate depending on results of operations for the remainder of the year and the final determination of the tax credits available to the Company. At the end of our first quarter, our balance sheet reflected stockholders equity of $350 million and net working capital of $137 million. The current ratio was 2.9 to 1, our debt totaled $136 million, and our debt to cap ratio was 28% at April 30. Our net debt to cap was 26%. We spent $67.4 million on capital expenditures during the first half of the year, of which $53.4 million was related to the Waco construction projects. We also spent $2.5 million on dividends.
During fiscal 2007, we now expect to spend approximately $107.6 million on capital projects, which includes approximately $3.5 million in vehicle and other operating leases,

and $79.7 million for the new Waco complex and the Robertson County, Texas, feedmill expansion. Our depreciation during the second quarter was $16.7 million and we continue to expect approximately $35 million for the fiscal year.
On October 27, the Company amended its revolving credit facility. The effect of this revolver amendment was among other things to relax the debt to cap ratio requirement through 2009, to increase the available credit from $200 million to $225 million, to reset the required minimum net worth level to a lower threshold, and to extend the credit commitment to April 1, 2012. The amendment also added an additional bank to the group and reflected the recent merger of two banks that are members of the facility. The revolver does remain unsecured. With that —
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Let me make one comment. The reset — the amendment to the revolver was April instead of October; April 27.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Yes, April 27, that’s correct. Thank you, Joe. That completes our prepared remarks this morning and we will now open up the call for questions and answers.
Q U E S T I O N S A N D A N S W E R S
Operator
(OPERATOR INSTRUCTIONS)
Christine McCracken, Cleveland Research. Christine McCracken - Cleveland Research Company — Analyst
Just wanted to delve into kind of the current outlook for chicken. Obviously, prices have been extraordinarily strong and now starting to weaken a little here in the last couple of weeks. Do you think that’s a temporary deal? Or do you think that (technical difficulty) hit our peaks for the summer?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We think that primarily boneless has weakened. The rest of the market seems fine. Don’t know, have no idea if that’s the — if we’ve seen the peak. We think probably this softness is due to the price and possibly a dampening of demand because of price. And we are well aware, as we said, of the egg sets. But it’s hard to say. If we get into a period of heat or good demand again, no telling where boneless could go to.

Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Christine, this is Lampkin. I think that the egg sets we’ve seen the last three or four weeks indicate that everybody is very optimistic about this summer. And also I’ll mention that the export — there’s a little lag in exports and our dark meat production for May is higher than what it was during the second quarter. So those markets, they’ve gone up every month.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Christine, this is Joe. Let me give you some numbers on the egg sets. I went back and looked because I had not seen egg sets this high before. For a seven week period beginning on April 7, egg sets averaged 219.5 million eggs set. I went back five years to find a comparable period, and the period was May 19 of 2005 through June 16 of 2005, thereabout. There were five weeks there where the average egg set was 215.9 million. The difference is about 1.7 million — excuse me, 1.7% versus 2005. The markets following the egg sets in 2005 were about $1.45 for boneless and about $0.75 for the Georgia Dock. Corn was much lower and it was a very profitable period. It was a quarter for us where we were affected by the hurricane, and I don’t remember what we reported, but it was about $0.65. So it was — the markets were about that range and over two years, this 219.5 million represents about a 1.7% increase. And I would say — I would call — I’d characterize that as problematic.
Christine McCracken - Cleveland Research Company — Analyst
All right, y0ou gave me a lot there to chew on. You always appreciate that. Again, so what concerns me a little is if you’re just ramping up your production for Waco, is that going to exacerbate that number? I mean is it — it’s not really in those numbers yet. Am I right?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
That’s correct. Our ramp up for 2007, well, I don’t think will be material for August through December. We’ll be starting off, for example, with 75,000 birds a week in training and then go to 100 and then to 150. And it will take six weeks to — so I don’t think the startup will be material. We will have some more chickens coming in November and December, which is normally a weaker marketing period. But I don’t think for our fourth quarter and the period August through October, I don’t think it will be material. But I — you know, 219.5 million eggs is material to me versus 214 million and 210 million, which is what we’ve been seeing.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Christine, this is Mike. If you’ll go back and dig into the recent weeks’ numbers you’ll see that most of those increased egg sets have come from Georgia and Arkansas and not Texas. And you’re right. Our numbers are not reflected in there yet but they’re going to be non-consequential at least for a few —
Christine McCracken - Cleveland Research Company — Analyst
That will be a small deal for the overall industry. (multiple speakers)
Joe Sanderson - Sanderson Farms, Incorporated — CEO
These birds are going to hit the market. These egg sets, some around the first of July. And you wouldn’t expect that to be a bad time to be bringing some new pounds on. But kind of depends on the heat. And about when and where it’s going to have a negative effect on the market.
Christine McCracken - Cleveland Research Company — Analyst
It doesn’t seem, though, at least from conversations I have had with guys out in the field that anybody is really slowing down. The outlook for corn looks pretty good here in the near-term given the comments that you made earlier. And I think that might be maybe at a minimum, at least not slowing things down.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
I agree with that. They’re not slowing down at all. I would characterize this as I read yesterday or the day before the industry is the industry has the pedal to the metal. I think they’re putting out — they’re responding to good margins and higher prices and putting out — setting more eggs.
Christine McCracken - Cleveland Research Company — Analyst

I’ll leave it there. I will let some other folks ask some questions and maybe I’ll get back in the queue.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Thank you.
Operator
Farha Aslam.
Farha Aslam - Stephens, Inc. — Analyst
Just looking at your profitability per pound this quarter was quite exceptional. Would you expect your third-quarter profitability to be even better than that given that you’re going into a stronger leg quarter market?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Well, as you know, we have multiple moving parts that contribute to profitability. Leg quarters are certainly one and it appears they’re going to be higher for the quarter. Hard to say about the market through here but we’re comfortable with where things are right now.
Farha Aslam - Stephens, Inc. — Analyst
When you say comfortable, do you think on a per pound level, same level of profitability, higher, lower?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
I have no idea.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Good morning, Farha, this is Mike. As Lampkin has already inferred and as — leg quarters will be higher. We expect them to be higher during the third quarter. The question is boneless is already down $0.10 from where it was two weeks ago. And a lot depends, as you know, we’re heavily leveraged to both of those spot market prices. And [as] boneless can come off, that could lower the overall price. As you know, we benefited during the quarter for more efficiencies and the efficiencies that you achieve when you run additional pounds through the plant, particularly in

Georgia versus a year ago. And we’ll get a little bit more juice from that. Collins is the same way. But it just depends on the market.
Farha Aslam - Stephens, Inc. — Analyst
That’s helpful. And then when you look at the various different price — Georgia Dock versus boneless, leg quarters, when we’re thinking about your sales, which do you think is the biggest factor and where would you see if there was weakness, be most concerned?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
The biggest factor that contributed to the sales increase?
Farha Aslam - Stephens, Inc. — Analyst
Yes.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Without exception that would be boneless breast. From December until two weeks ago, first of December of two weeks ago, boneless breast had increased $0.70 a pound, from $1.07 roughly to $1.77. We do 5 million to 5.5 million pounds a week, so that’s 3.5 million a week that $0.70 move caused. So that’s the biggest variable but there were other things as well. I mean the Georgia Dock made a significant move; how much were — leg quarters were up 50%? (multiple speakers) And we do roughly 9 million to 10 million pounds a week of dark meat. So — but boneless breast was the biggest contributor.
Farha Aslam - Stephens, Inc. — Analyst
Great. That’s very helpful. Thank you.
Operator
Oliver Wood.
Oliver Wood - Stifel Nicolaus — Analyst
Just trying to get a sense of the earnings progression throughout the quarter, if you could kind of walk us through month-to-month. In terms of say, gross margin, how things progressed throughout the quarter and if you could give us a sense of where you are today?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
This is Mike. Good morning, Oliver.
Oliver Wood - Stifel Nicolaus — Analyst
I’m well, Mike. How are you?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
I’m doing well, thanks. Well, as we said in the press release, the earnings certainly — each month we increased our profitability and without question the last month was our most profitable. I don’t want to break it down specifically for you but without question the last month was significantly more profitable than our first.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
And May is better — (multiple speakers)
Mike Cockrell - Sanderson Farms, Incorporated — CFO
That’s right. May has been — looked a lot like April.
Oliver Wood - Stifel Nicolaus — Analyst
So assuming that — let’s see, May, June — if July looked like February, next quarter would look like this quarter. Is that kind of a fair assumption?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
That’s fair. Again, as we’ve already said, it depends on all the moving parts and where they go from here and what they look like in July.
Oliver Wood - Stifel Nicolaus — Analyst
From a seasonal standpoint, just kind of getting back to the breast meat questions. The feedback we’ve gotten, it has — promotion has played a big part here and they’ve been a little bit later this year. Have you guys heard that? Could you provide any color on what the trade is doing?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
About promotions?
Oliver Wood - Stifel Nicolaus — Analyst
Yes.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
The only thing that — when the boneless breast market got to $1.77 early in April, I think we probably missed some May ads, maybe pre-Memorial Day ads for boneless, because at that time everybody expected it to continue to go up into June. So I do think we missed some features there that hopefully will come back in June. Other than that I don’t know of anything.
Oliver Wood - Stifel Nicolaus — Analyst
Well, that’s helpful. Thank you very much. Nice quarter.
Operator
John Evans.
John Evans - Shareholder
My question has been answered. Thanks.
Operator
John Kohler.
John Kohler - Oppenheimer and Company — Analyst
A couple of CapEx questions, if I could. The total budget was roughly 108 million. The six month is 67 [million]. If I’m right, you guys are just about done with the CapEx budget for the year?
Joe Sanderson - Sanderson Farms, Incorporated — CEO

Well, we’re certainly (multiple speakers), yes, we’re certainly well on our way; two-thirds through the budget so far. You know the third quarter will continue to have — will have the rest of Waco, and by the time we get to our fourth quarter, Waco will be complete.
John Kohler - Oppenheimer and Company — Analyst
Okay, and anything for ‘08 that you could talk about as far as CapEx goes?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
You know our maintenance budget for purposes of building a model between $25 million and $30 million is reasonable. As I said, we’ll be done with Waco by the end. So, right now we expect our maintenance budget to be in that range every year.
John Kohler - Oppenheimer and Company — Analyst
Okay, that’s pretty much what I have, but that raises the question given the stellar results for the quarter, what cash flow will be earmarked for going forward?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
As always we’ll look at the different options available to us. We, of course —
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Depends on our debt to cap.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We’ll pay debt back. Right now we still have got a 28% debt to cap and we’ll pay debt back first and then the Board will consider all the opportunities available to it. We have bought stock back in the past and made acquisitions (multiple speakers). That’s right.
John Kohler - Oppenheimer and Company — Analyst
It sounds like you guys have things under control. Over the summer, if chicken prices remain roughly where they are, do you think that you will see added demand given the price differentials between other protein products, especially given the price of grains?
Joe Sanderson - Sanderson Farms, Incorporated — CEO

We think we’re well positioned against — with the other proteins right now. And none of the products other than perhaps leg quarters — we don’t think any of the prices are approaching any kind of thresholds, significant thresholds that would materially reduce demand. Leg quarters are kind of approaching a number that typically demand, particularly feature demand, would probably slow down on leg quarters and perhaps exports if it were to move any higher.
Operator
(OPERATOR INSTRUCTIONS) [Jeff Lindroth].
Jeff Lindroth - Shareholder
If you will indulge me for just a moment I’d like to recognize and thank all of the Sanderson employees, not just for what happened this quarter but what has happened over the last couple of years, enduring the hurricane and enduring the market difficulties as well as thanking each of you.
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Thank you very much.
Jeff Lindroth - Shareholder
My question is regarding the Waco facility that’s coming online, could you add just a little more color about what opportunities that’s going to provide in any way you might see fit?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
As you probably know, the Waco plant will be a Big Bird deboning plant. We are excited about the proximity of having that production in Texas and opening markets there and West, all the way to California.
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
We’ll be the closest plant geographically to the west coast and to Phoenix and Salt Lake and Denver and then L.A., and that kind of a marketing opportunity, we believe.
Jeff Lindroth - Shareholder
I see. That does sound exciting. Thank you very much and thank you for this quarter and for the last couple of years.

Operator
[Scott Greeter].
Scott Greeter - Shareholder
Hey, guys, congratulations on the quarter. I don’t know if I missed this earlier but I was hoping that perhaps you could kind of give some more clarification to your grain cost and your usage this quarter. How much of the corn that used this quarter was what, from what you previously said you hedged, I guess, back in December?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We didn’t complete our buying until February. We had bought prior to February some but we didn’t complete the third quarter purchase until February. And everything we use in February and March and April, particularly in March and April, was bought in February. Some of February could have been bought prior to February and December/January.
Scott Greeter - Shareholder
I know you mentioned kind of looking out for the rest of the year that your grain costs would be about $113 million higher. Is it possible for you to kind of give us more color on how much you actually — what price of corn you’ve locked in at?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Well, yes, I’ll just make one comment and then let Mike fill it in. The purchase we made before February was — we’re kind of sad we did it. I guess that’s a nice way to put it. The market after the intentions report came out, probably dropped $0.50 or $0.60 a bushel from its highs and frankly certainly lower than what we purchased it for. The market today is probably $0.40 to $0.50 a bushel lower on corn than it was at its peak. Soybean meal is about the same, although it moved down some in sympathy with corn. It went from about $220 a ton down to $200 for a period of time. It’s back to the $220 a ton today. But you know, I don’t know if that answers your question about what we paid?
Scott Greeter - Shareholder
I guess I was just trying to kind of get a better understanding. You mentioned that if you — do you lock in corn through the third quarter this year, is that correct?

Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Yes, that’s right, Scott. Joe said in the prepared remarks, we have locked in much of our needs through the end of the fiscal year. We’ve still got some in October to buy and September too, actually. But we’ve locked into a substantial amount of our needs. We don’t usually comment on specific prices and exactly what we have locked it in at. Joe said 113 million is what we expect our increase costs to be based on 2006 volumes. If you look at the additional units that we have to buy, additional bushels of corn and tons of soybean meal we have to buy in ‘07 and apply that to the price differential between ‘06 and ‘07, it’s 121 million. And we have given both of those numbers in the past; again, we kind of stay away from saying exactly what we’ve locked our price in at.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We reported in February that had we booked last year’s volume on that date, it would have been 120 million. So since that call, the market has moved down approximately $7 million over that six month period.
Scott Greeter - Shareholder
I guess that’s what I was trying to figure out was with that delta, how much — how many months of corn were kind of included into that difference? I guess what I’m taking from your comments about a quarter to maybe two months that’s not locked in currently.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Two months — yes.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We have more than half of the fourth quarter purchased in less than all of it.
Scott Greeter - Shareholder
Great, thanks guys.
Operator
Pablo Zuanic.
Pablo Zuanic - JPMorgan — Analyst

Just got one, I guess a near-term question and one more long-term question. I’m sorry I might of missed some of the Q&A there. But Joe, it seems to me that from your comments you really called a cycle here. And correct me if I’m wrong. I mean we have boneless skinless breasts are down, leg quarters are up at big levels although exports are up only 2%. And we have egg sets that you said yourself that were at levels there were a concern for you. So what I see here is a production side getting worse over the next few months, particularly with a large operator like yourselves are ramping up capacity levels 15%, 20%. And on the demand side, I don’t see exports getting better. On the domestic side I don’t really see any catalyst here. So, and we have breasts coming down and legs at big levels. So you just called a cycle. Correct me if I’m wrong, Joe, please.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
What do you mean call the cycle? (multiple speakers)
Mike Cockrell - Sanderson Farms, Incorporated — CFO
You’re inferring what he said as meaning the cycle has peaked and we’re downhill from here. Is that what I hear you saying?
Pablo Zuanic - JPMorgan — Analyst
Yes.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Oh. I have no idea. We don’t —
Pablo Zuanic - JPMorgan — Analyst
That’s our job. That’s our job, I guess.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
This is Joe and we don’t know. We’ve not had a normal cycle since about 1997 and we’ve had interruptions in the cycle with the devaluation of the ruble and with the embargo and with avian influenza. We don’t know about the cycle. I do know that people are responding to profitability but this has only been six months worth of profitability. And in March, a one-third of the industry was still losing money according to agro stats. So you don’t have the cycle in six months.
Pablo Zuanic - JPMorgan — Analyst

Right. If I just quote you some on the direction of chicken prices, right, and assume that chicken prices are fueled by demand and supply, [between] demand and supply, and supply is going up and demand seems to have pretty much picked up just on the export side. On the domestic front I don’t see a catalyst for domestic demand accelerate.
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
I would not disagree that the egg sets would indicate a 1.5%, 2% increase in supply. Whether that is enough, particularly given the fact that that’s going to come onto the market in July which is a peak period of demand, and it’s going to come on at a time when there’s going to be heat. It’s just hard to say. I know that to 219.5 million eggs versus what we have been putting out and what we put out in the past is more. And that is cautionary to me. That’s what it means. But then on the other side of that, Pablo, what I would say also if this throws the industry into the fall back into a funk or red numbers, I think they’ll reinstate the cuts immediately. And that will be sped up if corn were to go up appreciably this summer because of a weather incident. So I don’t know. I can’t tell. I know it’s more — it looks like more products come to the market. And normally that means increased supply and demand may still be there though. But you know and if you ratchet down in prices $0.10 or $0.20 on boneless, and maybe, I don’t know about Georgia, Joe, I don’t know if Georgia will go down much in the summertime. But if you’ll look at our numbers and look at our — what we’ve produced, you’re still in a pretty good situation.
Pablo Zuanic - JPMorgan — Analyst
I want to know I guess a more longer-term question. Given the past in terms of expanding capacity is that market over there it’s still somewhat of a fragmented industry to some extent. You’ve been able to increase capacity and pretty much make fullutilization of the Moultrie, Georgia plant pretty quickly. I guess I can make the same assumption of Waco. But explain to me how is that possible? I guess you’re taking share from the (technical difficulty) [smaller guys] and how far can you continue to take up capacity expansion, [seeing] beyond Waco? If you think that you’re capable of taking share away from the smaller guys then you would [continue in this] capacity and I can see the logic from your standpoint. But there has to be a wall to that at some point. That’s a complexity increase. Do you have to, if you have more plants and larger capacity, do you have to go beyond the model of just selling Big Bird deboned and chilled, let the complexity increase and as a result your normalized profit margins have to come down. How should I think about that more long-term?
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
Pablo, when we open a new plant, that market share does have to come from someone. This is Lampkin, by the way. It does not necessarily have to come from a smaller guys. But we have to take — we have to earn the market share somewhere. But we are a little less than 5% of the — our capacity is less than 5% of the industry. And there’s plenty of market out there and market share with those kind of numbers for us to grow.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We think the demand is increasing 1.5% to 2% a year domestically and sometimes about that or are more in the export market. So we don’t see an end to that. We have no intention of ending that — of our growth. We are committed to that and however it comes, we believe in this industry. We believe in the product and we will continue to grow this Company.
Pablo Zuanic - JPMorgan — Analyst
(inaudible) to talk about some market share some day?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
What did he say?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Will we [make] a 20% marketshare one day.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
I have no idea.
Pablo Zuanic - JPMorgan — Analyst
Thanks very much. Good luck.
Operator
Follow-up from Farha Aslam.

Farha Aslam - Stephens, Inc. — Analyst
Lampkin, did I miss it — but is your processed foods, prepared foods, sales double of last year?
Lampkin Butts - Sanderson Farms, Incorporated — President and COO
No, not double. (multiple speakers) they increased. The pounds are up but it’s not doubled.
Farha Aslam - Stephens, Inc. — Analyst
Okay, in terms of pounds, how much are your prepared? Because that’s becoming a more significant part of your business, no?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Well, we’ve been in about 10 — our sales has been about — the sales out of that food plant have been about 10% and they are going to stay about 10%. Farha Aslam - Stephens, Inc. — Analyst They’re going to stay about 10%?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
I mean as our total volume increases, if we keep foods at 10%, then that means their volume has to increase too.
Farha Aslam - Stephens, Inc. — Analyst
So your average price in terms of your express chicken sales, were they about 64% per pound in the quarter? Is that right?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
I’m sorry, Farha, say that again?
Farha Aslam - Stephens, Inc. — Analyst
You gave us a kind of a year that your sales price per pound increased about [$0.10] versus the prior year?
Mike Cockrell - Sanderson Farms, Incorporated — CFO

Right.
Farha Aslam - Stephens, Inc. — Analyst
So does that mean it’s now at around $0.64 per pound?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Actually, it’s a little higher than that. I don’t think I said an exact per pound but it’s a little higher than $0.64 a pound. And you were looking just at the chicken side, correct?
Farha Aslam - Stephens, Inc. — Analyst
Just the chicken.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Right. (multiple speakers) increased 18. It’s a little higher than that.
Farha Aslam - Stephens, Inc. — Analyst
And the year over year increases in terms of pricing for you guys is 38%?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
That’s right. Yes, in chicken.
Farha Aslam - Stephens, Inc. — Analyst
That’s helpful. Thank you.
Operator
Follow-up from Christine McCracken.
Christine McCracken - Cleveland Research Company — Analyst
Just wanted to touch a little bit on a few other issues. There was a raid this week at one of your competitors. You historically have said you don’t have a lot of exposure to the immigration issue but as it affects your competitors, is there a possibility that that might benefit you in some way?
Lampkin Butts - Sanderson Farms, Incorporated — President and COO

Let me clarify one thing. We have a large number of Hispanic workers in Texas at the [Bryant-Connor] station plant. We’ve been on the basic pilot program for several years but we’ve come to find out that’s no guarantee. But we do not expect to benefit from other — our competitors being raided, Christine. We don’t factor that in. I don’t think that would be a factor.
Christine McCracken - Cleveland Research Company — Analyst
Is it in fact tightening the labor supply at all? Have you seen any shortages in any of your plants from a labor perspective? Is there anything we should be worried about from that?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Not really. At Waco when we made our initial job offerings, we had substantial responses to it and feel good about that. And you know we did the same thing at Moultrie. We try to do our homework and have that kind of pretty good judgment about that before we locate a plant.
Mike Cockrell - Sanderson Farms, Incorporated — CFO
Christine, this is Mike. You know one thing that is a significant issue, not only for our industry but for the country, and we’re not insulated against that issue at all if there’s a tightness in labor supply for whatever reason. We had that because of the hurricane last year. We kind of worked out of that but it’s a significant issue for all of us.
Christine McCracken - Cleveland Research Company — Analyst
Just in terms of kind of the competitive outlook. With the improvement in margins here, has the amount of strategic discussions died down? Do you know of anything that might be happening out there? Are people still looking around at the advantages of consolidation? Is it something you guys still look at in this environment? Can you talk to that at all?
Joe Sanderson - Sanderson Farms, Incorporated — CEO
We really have no comment about that.
Christine McCracken - Cleveland Research Company — Analyst

And then just in terms of the mix, as you move forward with Waco and what kinds of customers you’re looking at. Does it follow your historical model and —
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Yes. Yes it does. We’re selling a lot of product into food service and foodservice distributors all over the country. We have sold more of it up in the Midwest and East Coast, and that’s why we think there’s a lot of potential west of the Waco plant.
Christine McCracken - Cleveland Research Company — Analyst
I would assume then as a result you would look at the same levels of profitability generally? Or as you —
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Yes.
Christine McCracken - Cleveland Research Company — Analyst
Do have to buy any of that business as you get new business maybe initially and then once you have it you’re able to kind of normalize margins? Or does it follow kind of the (technical difficulty) [same level of] profitability you see across the rest of your [lines]?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
When we model and then decide to expand, we do model normal margins over a period of time and we try to factor in cycle to cycles, the different cycles but yes, we expect to earn the same margins. There is a — with new production it takes some time to find what we call loving loyal customers and get that product into their hands. We have to be on the market. We don’t always have to buy but we have to be competitive. We have to be on the market and it just takes time to open doors and find new customers. It takes a year to get the production. It took a year to get Moultrie to full production, it will take a year to get Waco to full production. And it will take at least a year to get that product sold into the channels and the hands that we want to.
Joe Sanderson - Sanderson Farms, Incorporated — CEO

Christine, that has been true at Moultrie. It has taken a year plus since we got — well, it hasn’t been since we got full production but it’s about a year to get the product sold well. For sure, Collins was that and that has happened at Collins. We feel very good. Lampkin said the sales would be better in the third quarter and we do anticipate that because of good sales execution. But we think Waco will take a year to get it placed properly.
Christine McCracken - Cleveland Research Company — Analyst
In terms of your product balance, are you guys out on the market at all buying breast meat to satisfy any contracts at this point or are you well-balanced (inaudible) going forward let’s say into the summer months?
Mike Cockrell - Sanderson Farms, Incorporated — CFO
We are not — we’re really not buying any boneless breast on the market. We do buy some raw materials for the foods plant. But it’s not a significant amount. We’re balanced on white meat. Sometimes we are short of dark meat for the [trade pack] plants.
Christine McCracken - Cleveland Research Company — Analyst
Alright. I’ll leave it there. Thanks.
Operator
(OPERATOR INSTRUCTIONS) I’ll turn it back over to your host, Mr. Sanderson. There appears to be no further questions at this time.
Joe Sanderson - Sanderson Farms, Incorporated — CEO
Good, thank you. Thank you for spending time with us this morning. We look forward to reporting our results to you throughoutthe year. Thank you.
Operator
That concludes today’s conference. We appreciate your participation. You may now disconnect.
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